EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

J. Crew Group, Inc.:

We consent to the incorporation by reference in the registration statements (File No. 333-60658, File No. 333-126142, File No. 333-135390, and File No. 333-139313) on Forms S-8 of J. Crew Group, Inc. of our report dated April 17, 2007, with respect to the consolidated balance sheets of J. Crew Group, Inc. and subsidiaries as of January 28, 2006 and February 3, 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended February 3, 2007, and the related financial statement schedule, which report appears in the February 3, 2007 annual report on Form 10-K of J. Crew Group, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”

/s/ KPMG LLP

New York, New York

April 17, 2007